UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

Artisoft, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19462	86-0446453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Memorial Drive, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 354-0600

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On February 9, 2006, the Company completed the sale (the “Series D Financing”) of 5,000 shares of its newly designated Series D Convertible Preferred Stock, par value $1.00 per share (the “Series D Preferred Stock”) and warrants to purchase an aggregate of 1,041,667 shares (the “Warrants”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to a Securities Purchase Agreement between the Company and certain investors (the “Series D Investors”) (the “Securities Purchase Agreement”). The aggregate proceeds to the Company from the Series D Financing was $5.0 million.

Formation of Special Committee

Certain of our directors are designees of entities who participated in the Series D Financing as investors. Therefore, our Board of Directors formed a special committee of directors (the “Special Committee”) to negotiate and finalize the terms of the Series D Financing. Among other things, the Special Committee reviewed and approved the Securities Purchase Agreement, the Certificate of Powers, Designations, Preferences and Rights of the Series D Preferred Stock (the “Certificate of Designations”) and each of the other documents necessary to consummate the Series D Financing.

Securities Purchase Agreement

General

Under the Securities Purchase Agreement, the Company received a total of $5.0 million from the Series D Investors in exchange for the issuance of an aggregate of 5,000 shares of Series D Preferred Stock and the Warrants. The per share purchase price for the Series D Preferred Stock was $1,000 (the “Original Issue Price”).

Obligation to Register Shares

Pursuant to the Securities Purchase Agreement, the Company has agreed to register the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and upon exercise of the Warrants (collectively, the “Issued Shares”) for resale by the Series D Investors under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) with respect to the Issued Shares no later than March 27, 2006 (the “Filing Date”), and to use its best efforts to cause the Registration Statement to become effective on or before the date that is the earlier of (1) in the event of no review by the Commission, within five days of being informed by the Commission that the Commission has decided not to review the Registration Statement, but in no event later than 30 days after the Filing Date, (2) in the event of a review by the Commission, within five days of being informed by the Commission that the Commission has no further comments on such Registration Statement, but in no event later than 90 days after the Filing Date (the earlier of (1) and (2), the “Required Effective Date”).

The Company will be liable for liquidated damages to each Series D Investor under the following circumstances:

•	if the Registration Statement is not filed on or before March 27, 2006 (such an event, a “Filing Default”);

•	if the Registration Statement is not declared effective by the Commission on or prior to the Required Effective Date (the “Effectiveness Deadline”) (such an event, an “Effectiveness Default”); or

•	if the Registration Statement (after its effectiveness date) ceases to be effective and available to the Series D Investors for any continuous period that exceeds 30 days or for one or more periods that exceed in the aggregate 60 days in any 12-month period (such an event, a “Suspension Default” and together with a Filing Default and an Effectiveness Default, a “Registration Default”).

In the event of a Registration Default, the Company shall pay as liquidated damages to the Series D Investors, for each 30-day period of a Registration Default, an amount in cash equal to 1% of the aggregate purchase price paid by the Series D Investor pursuant to the Securities Purchase Agreement; provided that in no event will the aggregate amount of cash to be paid as liquidated damages exceed 9% of the aggregate purchase price paid by such Series D Investor.

The Company will pay the liquidated damages as follows:

•	in connection with a Filing Default, on the business day following the Filing Default, and each 30th day thereafter, until the Registration Statement has been filed with the Commission;

•	in connection with an Effectiveness Default, on the business day following the Effectiveness Deadline, and each 30th day thereafter until the Registration Statement is declared effective by the Commission; or

•	in connection with a Suspension Default, on either (a) the 31st consecutive day of any Suspension or (b) the 61st day (in the aggregate) of any Suspensions in any 12-month period, and each 30th day thereafter until the Suspension is terminated in accordance with the Securities Purchase Agreement.

All periods described above will be tolled during delays directly caused by the action or inaction of any Series D Investor, and the Company will have no liability to any Series D Investor in respect of any such delay. The liquidated damages payable under the Securities Purchase Agreement will apply on a pro rata basis for any portion of a 30-day period of a Registration Default.

Obligation to Hold Annual Meeting

The Company has agreed to hold the Annual Meeting of the stockholders for the fiscal year ended June 30, 2005 (the “Annual Meeting”) as soon as possible after February 9, 2006, for, among other purposes, considering the approval of an amendment and restatement of the Company’s Certificate of Incorporation (the “Amended and Restated Charter”) to effect, among other things, the following:

•	the elimination of all authorized shares of the Company’s Series B Preferred Stock, par value $1.00 per share and Series C Preferred Stock, par value $1.00 per share; and

•	the increase of the authorized number of shares of Common Stock to 250,000,000 (the “Capitalization Amendment”).

Pursuant to separate voting agreements entered into on September 28, 2005 (the “Voting Agreements”) with the investors in the sale of the Company’s Common Stock on the same date (the “2005 Investors”), the Company and the 2005 Investors agreed to vote all of their shares of Common Stock in favor of the Capitalization Amendment in connection with the Series D Financing, and the 2005 Investors agreed to amend each of their separate Voting Agreements to agree to vote all of their voting securities for the Amended and Restated Charter. See “Amendment to Voting Agreements” below.

In connection with the Series D Financing, each of SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P., SRB Greenway Offshore Operating Fund, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd. and HHMI Investments, L.P. (collectively, “Greenway”) entered into a voting agreement with the Company dated as of February 9, 2006, pursuant to which Greenway agreed to vote all of their voting securities for the Amended and Restated Charter.

Because the 2005 Investors and Greenway collectively hold over 80% of the voting power, the approval of the Amended and Restated Charter is assured.

Other Company Obligations Under the Securities Purchase Agreement

The Company made certain affirmative and negative covenants under the Securities Purchase Agreement. The Company’s affirmative covenants include obligations related to (1) providing the Series D Investors with a right of first refusal on future issuances of securities by the Company; (2) amending the Company’s Certificate of Incorporation to the extent necessary to reflect the transactions contemplated by the Securities Purchase Agreement; (3) holding the Annual Meeting to approve the Amended and Restated Charter and delivery of the Series D Preferred Stock Certificates and Warrants; (4) reserving shares of Common Stock for issuance upon conversion of the Series D Preferred Stock and exercise of the Warrants and any additional warrants; (5) the issuance of additional warrants in connection with a future financing transaction; and (6) removing the legends on the certificates representing the Issued Shares.

The Company’s negative covenants relate to obligations not to, without the prior consent of M/C Venture Partners as long as 2,500 shares of Series D Preferred Stock are outstanding, (1) enter into a transaction involving a change in control of the Company; (2) incur indebtedness in excess of $3.0 million, subject to specified exceptions; (3) create any security with an equity component unless that security is junior to the Common Stock; (4) issue any equity securities; (5) transfer its intellectual property; (6) repurchase, redeem or pay dividends on any shares of capital stock (subject to limited exceptions); (7) grant stock options that are not authorized by a vote of the Board of Directors or its Compensation Committee; (8) liquidate or dissolve; (9) change the size of the Company’s Board of Directors; (10) amend the Company’s Certificate of Incorporation or bylaws; (11) change the nature of the Company’s business; (12) alter the voting rights of shares of the Company’s capital stock in a disparate manner; or (13) take any action which would cause an adjustment to the exercise price or number of shares to be delivered under the Section 8 of the Warrants.

Representations and Indemnification

The Company has made representations and warranties to the Series D Investors in the Securities Purchase Agreement regarding matters that are customarily included in financings of this nature. These matters include (1) capitalization; (2) Commission filings and compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the OTC Bulletin Board; (3) financial statements; (4) solvency and obligations to related parties; (5) intellectual property; (6) absence of material adverse changes, (7) due authorization and valid issuance of the purchased shares; (8) private offering; (9) taxes; (10) contracts; (11) no manipulation of stock; (12) controls and procedures; (13) accountants; (14) legal proceedings; (15) investment company status; (16) permits; (17) foreign corrupt practices; and (18) no violations and non-contravention and organization. The representations and warranties will survive for one year after the closing. The Company has agreed to indemnify the Series D Investors and specified related parties against damages with respect to breaches of the representations, warranties and covenants of the Company in the Securities Purchase Agreement.

The Series D Preferred Stock

On February 9, 2006, the Company filed the Certificate of Designations for the Series D Preferred Stock with the Secretary of State of Delaware designating 5,000 of the Company’s authorized preferred stock as “Series D Convertible Preferred Stock.” The Company issued all 5,000 shares of its newly designated Series D Preferred Stock to the Series D Investors at the Original Issue Price. All outstanding shares of Series D Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The general terms of the Company’s Series D Preferred Stock are summarized below.

Voting. The holders of Series D Preferred Stock are entitled to vote on any matter presented at any meeting of the stockholders of the Company. Each holder of Series D Preferred Stock is entitled to cast a number votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. Currently, the issued and outstanding shares of Series D Preferred Stock would convert into an aggregate of 4,166,667 shares of Common Stock, which represents approximately 9.1% of the total voting power of the Company prior to the Capitalization Amendment and approximately 8.9% of the total voting power of the Company after the Capitalization Amendment.

Certain Restrictions. If at least 2,500 shares, subject to adjustment, of Series D Preferred Stock are outstanding, then without the prior consent of the holders of a majority of the outstanding Series D Preferred Stock, the Company cannot:

•	alter or change the rights, preferences or privileges of the Series D Preferred Stock or any provision of the Certificate of Incorporation or bylaws of the Company;

•	create or authorize the creation of any additional class or series of shares of stock, unless it is junior to the Common Stock;

•	subject to limited exceptions, issue or obligate itself to issue, any shares of the Company’s capital stock, including shares of the Series D Preferred Stock and Common Stock;

•	change the number of shares of capital stock reserved for grants or issuances under the Company’s equity incentive plans;

•	approve or engage in any transaction for the acquisition of any other entity;

•	liquidate, dissolve or wind-up the business and affairs of the Company, effect any deemed liquidation or consent to any of the foregoing;

•	subject to limited exceptions, purchase, redeem or pay any dividend on, any shares of the Company’s capital stock or permit any subsidiary to do any of the foregoing; or

•	increase or decrease the number of directors from seven members.

Dividends. From the date of issuance, the Series D Preferred Stock accrues dividends at a rate of $80.00 per year and compounds annually. Dividends on the Series D Preferred Stock may be declared and paid from time to time as determined by the Company’s board of directors. The Company cannot declare, pay or set aside any dividends or distributions on any other shares of capital stock of the Company unless the holders of Series D Preferred Stock first receive or simultaneously receive a dividend or distribution on each outstanding share of Series D Preferred Stock in such amounts as set forth in the Certificate of Designations.

Liquidation. Upon liquidation, dissolution or winding up, then the holders of Series D Preferred Stock are entitled, before any distributions are made to the holders of the Common Stock, or any other class or series of capital stock of the Company ranking junior to the Series D Preferred Stock as to such distributions, to be paid an amount equal to the Original Issue Price and any unpaid dividends thereon, subject to adjustment.

For purposes of this liquidation preference, unless waived in writing by the holders of a majority of the Series D Preferred Stock (as adjusted) then outstanding, a consolidation or merger of the Company into or with another entity or the sale of all or substantially all of the Company’s assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such transaction, owned less than a majority in voting power of the outstanding capital stock of the Company or its successor, would be treated as a liquidation, dissolution or winding up of the Company.

Conversion. The holders of the Series D Preferred Stock have the right, at any time and at their option, to convert each share of Series D Preferred Stock into a number of shares of the Company’s Common Stock determined by dividing the Original Issue Price (as adjusted) by the then-applicable per share conversion price of the Series D Preferred Stock. The conversion price is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification, merger or consolidation by the Company. With limited exceptions, the conversion price is also subject to adjustment in the case of an issuance of shares of the Company’s Common Stock, or securities exercisable for or convertible into the Company’s Common Stock, at a per share price less than the conversion price then in effect. In the event that this occurs, the conversion price would be reduced to equal the per share price of the newly issued securities. Initially, the conversion price of the Series D Preferred Stock is $1.20 per share. Currently, the Series D Preferred Stock would convert into 4,166,667 shares of Common Stock.

Special Conversion. If the Company undertakes a financing involving the Company’s equity securities within 180 days of the first issuance of the Series D Preferred Stock (a “Future Financing Transaction”), the outstanding shares of the Series D Preferred Stock will automatically convert into the shares of the Company’s equity securities sold pursuant to that Future Financing Transaction (“Future Financing Securities”). The holders of the Series D Preferred Stock will, upon conversion of their Series D Preferred Stock into Future Financing Securities, be entitled to all rights granted to any other purchaser of Future Financing Securities.

Anti-dilution Adjustments. In the event the Company issues additional shares of Common Stock (which includes certain options and convertible securities issued by the Company), except in limited circumstances, for no consideration or for consideration per share that is less than the conversion price of the Series D Preferred Stock then in effect, the conversion price of the Series D Preferred Stock will be reduced in accordance with the formula set forth in the Certificate of Designations.

Redemption. Starting on February 9, 2009, any holder of Series D Preferred Stock may require the Company to redeem such holder’s shares of Series D Preferred Stock at a price equal to the Original Issue Price, plus all declared and unpaid dividends. The Series D Preferred Stock may be redeemed in three equal annual installments commencing 30 days after holders of a majority of the issued and outstanding shares of Series D Preferred Stock consent to such redemption. If the Company fails to redeem the Series D Preferred Stock in accordance with the Certificate of Designations, then interest will accrue on any unpaid amount at a rate of 1% per each 30-day period that such amounts remain unpaid.

Special Redemption. Upon notice of certain events triggering a mandatory conversion under the Certificate of Designations, a holder of Series D Preferred Stock may instead elect to have the Company redeem its shares of Series D Preferred Stock (the “Special Redemption”). Any such shares will be redeemed at a price equal to the Original Issue Price, plus all declared and unpaid dividends (the “Special Redemption Price”). If the Company fails to redeem the shares of Series D Preferred Stock pursuant to the Special Redemption, the holders of such shares will sell such shares to any persons that the Company designates and will sell such shares at the Special Redemption Price.

Warrants

In addition to the issuance and shares of Series D Preferred Stock, the Company issued warrants to purchase an aggregate of up to 1,041,667 shares of Common Stock at a per share exercise price of $0.01. The warrants have a term of exercise expiring on February 9, 2016. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to limited exceptions, the number of shares of Common Stock for which the warrant is exercisable is also subject to adjustment in the case of an issuance of shares of Common Stock or securities exercisable for or convertible into Common Stock, at a per share price less than the per share conversion price of the Series D Preferred Stock then in effect. In the event of such an issuance, the number of shares of Common Stock for which the warrant is exercisable is increased in accordance with the formula set forth in the warrant. The conversion price, as defined in the warrant, is also reduced to equal the purchase price of the new issuance of Common Stock (or securities convertible into Common Stock). The warrants are exercisable at any time prior to their expiration date by delivering the warrant certificates to the Company, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which the Company does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by the Company in lieu of payment of the exercise price. This net exercise right is generally limited to times when the Company is not in compliance with its obligations relating to the registration of the shares of Common Stock underlying the warrants for resale under the Company’s registration rights agreement with respect to those shares.

The Amendments to the Voting Agreements

The Company previously entered into separate Voting Agreements with each of the 2005 Investors. In connection with the Series D Financing, each of the 2005 Investors agreed to amend their respective Voting Agreements to provide that (i) the Voting Agreement relates to all voting securities owned by such 2005 Investor, including the Series D Preferred Stock; and (ii) such 2005 Investor will vote all of its voting securities in favor of the

Amended and Restated Charter. Previously, each Voting Agreement only related to all the shares of Common Stock owned by such 2005 Investor and required that the 2005 Investor vote all of its Common Stock in favor of amendments to the Company’s Certificate of Incorporation to effect the Capitalization Amendment.

The Consent and Waiver Agreement

The 2005 Investors also executed a Consent and Waiver Agreement dated as of February 9, 2006, pursuant to which the 2005 Investors (i) consented to the Securities Purchase Agreement and the Series D Financing; (ii) waived certain provisions of the Stock Purchase Agreement, dated as of September 28, 2005, including the right of first refusal; (iii) waived certain provisions of the Stock Purchase Agreement, dated as of September 28, 2004, including the right of first refusal; and (iv) agreed to the amendment of the Voting Agreements. Each Voting Agreement required the approval of a majority of the 2005 Investors, in addition to the Company and the 2005 Investor that is party to that voting agreement, in order to amend such Voting Agreement.

Voting Agreement

The Company entered into a Voting Agreement with Greenway, whereby Greenway agreed to vote all of its voting securities for the approval of the Amended and Restated Charter. In addition to the 2005 Investors, all of whom agreed to the same pursuant to separate Voting Agreements, as amended, over 80% of the holders of the Company’s issued and outstanding Common Stock and Series D Preferred Stock (voting together with the holders of Common Stock as a single class on an as-converted basis) will approve the Amended and Restated Charter and the approval of the Amended and Restated Charter is assured.

Item 3.02 Unregistered Sales of Equity Securities

On February 9, 2006, pursuant to the terms of the Securities Purchase Agreement described under the heading, “Item 1.01. Entry into a Material Definitive Agreement—Securities Purchase Agreement” above, the Company sold an aggregate of 5,000 shares of its Series D Preferred Stock at a per share cash purchase price of $1,000 and warrants to purchase and aggregate of 1,041,667 shares of the Company’s Common Stock. The Company received gross proceeds from the sale of approximately $5.0 million, which were used for general corporate working capital purposes.

The foregoing sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof, relative to sales by an issuer not involving any public offering, and the rules and regulations thereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 9, 2006, the Company amended its Certificate of Incorporation, as amended, by filing the Certificate of Designations with the Delaware Secretary of State, designating as Series D Preferred Stock 5,000 shares of its 11,433,600 total authorized shares of preferred stock. See “Item 1.01—Entry into a Material Definitive Agreement—Series D Preferred Stock” above.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma financial information

None.

(c)	Exhibits

3.4	Certificate of Powers, Designation, Preferences and Rights of the Series D Convertible Preferred Stock of Artisoft, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2006.

ARTISOFT, INC.

By:	/s/ Kenneth M. Clinebell
Kenneth M. Clinebell
Senior Vice President and Interim Chief Financial Officer

EXHIBIT INDEX

Number	Description

3.4	Certificate of Powers, Designation, Preferences and Rights of the Series D Convertible Preferred Stock of Artisoft, Inc.